Exhibit 99.1
SYBASE PRESS RELEASE
For Financial Inquiries, Contact:
Lynne Farris
Sybase Investor Relations
lfarris@sybase.com
(925) 236-8797
For Press Inquiries, Contact:
Heather Peterson
Sybase Public Relations
heatherp@sybase.com
(925) 236-6517
Or
Eileen Conway
Citigate Cunningham for Sybase, Inc.
(415) 618-8710
econway@citigatecunningham.com
SYBASE SIGNS AGREEMENT TO ACQUIRE EXTENDED SYSTEMS
TO EXPAND INFORMATION MOBILITY CAPABILITIES
Cash Transaction Valued at Approximately $71.3 Million
SYNOPSIS: Delivering on its vision of the Unwired Enterprise, Sybase today announced that is has signed an agreement to acquire Extended Systems, a pioneer in mobile application software for the enterprise. Extended Systems will be integrated into Sybase’s iAnywhere subsidiary.
DUBLIN, Calif. — July 29, 2005 —Sybase, Inc. (NYSE: SY), a leading provider of enterprise infrastructure and mobile software, today announced it has signed a definitive agreement to acquire Extended Systems Incorporated (Nasdaq:XTND), a leading provider of mobile software solutions, in a cash merger with a total diluted equity value of approximately $71.3 million, or $4.460847 per share. The transaction, which is subject to regulatory approval, approval by Extended Systems’ stockholders, and other specified closing conditions is expected to close in the fourth quarter of calendar 2005. Following the closing of the proposed acquisition, Sybase intends to integrate Extended Systems into Sybase’s iAnywhere Solutions subsidiary.
     Founded in 1984, Extended Systems brings to Sybase its patented mobile technology, approximately 2,500 global enterprise customers, and a very strong presence in Europe. Extended Systems is headquartered in Boise, Idaho, with 180 employees in North America and Europe.
     “The acquisition of Extended Systems is expected to enhance our portfolio of mobile middleware solutions and strengthen our geographic presence, particularly in Europe,” said Chairman, President, and CEO John Chen. “This acquisition will position Sybase with a powerful, end-to-end information mobility offering that, when combined with our industry leading mobile database and mobile device management products, will enable Sybase to deliver on the benefits of the Unwired Enterprise.”
     Extended Systems enables enterprise organizations to streamline business processes through mobile technology. Extended Systems’ technology focuses on three key areas:
- Mobile Enterprise Software includes OneBridge, a leading server-based mobile solution that provides secure mobile access for groupware and applications from a variety of mobile devices. More than 2.500 enterprise customers have utilized OneBridge.
- Mobile Device Solutions are software development kits (SDKs) that enable manufacturers and partners to integrate wireless connectivity and synchronization capabilities — Bluetooth, IrDA and OMA (SyncML) — into mobile devices. Tens of millions of mobile devices have been enabled with Extended Systems’ mobile device solutions.
- Database Software is primarily targeted at Delphi developers looking to create business applications that can be deployed in mobile and remote environments. Over 1,200 partners utilize Extended Systems database software .
     “Extended Systems shares the Sybase vision of the Unwired Enterprise, and holds the same commitment to giving mobile users across the globe a true information edge,” said Charles W. Jepson, president and CEO, Extended Systems. “By combining our powerful technologies and global channels, Fortune 500 customers worldwide will benefit from our continued innovation in mobile information management.”
About Sybase, Inc.
Sybase is the largest enterprise software company specializing in managing and mobilizing information from the data center to the point of action. Sybase provides open, cross-platform solutions that securely deliver information anytime, anywhere, enabling customers to create an information edge. The world’s most critical data in commerce, communications, finance, government and healthcare runs on Sybase. For more information, visit the Sybase Web site: http://www.sybase.com.
Sybase is a trademark of Sybase, Inc. ® indicates registration in the United States of America.

About Extended Systems
Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The Company’s OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP) and customer relationship management (CRM). Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships. Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the Company web site at http://www.extendedsystems.com/.
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FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of Extended Systems, future growth and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the acquisition may not be consummated in a timely manner, if at all, risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and its operations that are detailed in Sybase’s periodic filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q.
Additional Information and Where to Find It
In connection with the merger, Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF EXTENDED SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho 83713 (Telephone: 800-235-7576 ext. 6276). In addition, documents filed with the SEC by Extended Systems will be available free of charge at the SEC’s web site at http://www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.